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                                                             EXHIBIT A


                  THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

                  COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
                        ON A PRIMARY AND FULLY DILUTED BASIS

Dollar Amounts in Millions, Except Per Share Data 1993	         1992       1991
                                              __________________________________
                                              (Average share data in thousands)
Weighted average number of shares                 177,181     178,346   178,556
Dilutive effect of shares issuable as of year-end
  under stock option plans, stock appreciation
  rights and restricted stock plan                  1,789       1,563     1,669
Adjustment of shares applicable to stock options
  and stock appreciation rights exercised
  during the year                                      88          50        30
                                                   _____________________________
Weighted average number of shares on a
  primary and fully diluted basis                 179,058     179,959   180,255
                                                  ______________________________
Income Before Cumulative Effect of Changes
  in Accounting Principles                        $  428.7   $  553.5  $  506.5
Cumulative Effect to January 1, 1993, of
  Changes in Accounting Principles:
   -SFAS No. 106, "Employers' Accounting for
     Postretirement Benefits Other Than Pensions,
   " Net of Income Tax Benefits of $93.7            (140.6)       -          -
   -SFAS No. 112, "Employers' Accounting for
      Postemployment Benefits,Net of
      Income Tax Benefits of $150.0                 (250.0)       -          -
                                                   _____________________________
Net Income                                        $    38.1  $  553.5  $  506.5
                                                    _____________________________
Earnings per share of common stock on
 a primary and fully diluted basis:
Before Cumulative Effect of Changes in
  Accounting Principles                             $    2.39  $   3.08  $  2.81
Cumulative Effect to January 1, 1993,
 of Changes in Accounting Principles:
  -SFAS No. 106, "Employers' Accounting for
    Postretirement Benefits Other Than Pensions"         (.78)       -         -
  -SFAS No. 112, "Employers' Accounting for
    Postemployment Benefits"                            (1.39)       -         -
                                                    _____________________________
Net Income                                          $     .22  $   3.08  $  2.81
                                                    _____________________________
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